UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 20, 2009
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code) (877) 848-3866
                                        NO CHANGE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On April 20, 2009, Lions Gate Entertainment Inc. (the “Issuer”), a wholly owned subsidiary of Lions Gate Entertainment Corp. (“Lions Gate”), entered into Refinancing Exchange Agreements (the “Refinancing Exchange Agreements”) with certain existing holders of the Issuer’s 3.625% convertible senior subordinated secured notes due 2025 (the “Existing Notes”). Pursuant to the terms of the Refinancing Exchange Agreements, holders of the Existing Notes will exchange approximately $66,581,000 aggregate principal amount of Existing Notes for new 3.625% convertible senior subordinated secured notes due 2025 (the “New Notes”) that will be issued by the Issuer in the same aggregate principal amount under a new indenture (the “Indenture”) to be entered into by the Issuer, Lions Gate, as guarantor, and an indenture trustee thereunder. In addition, certain holders have agreed in their Refinancing Exchange Agreement not to, subject to certain exceptions, tender any of the Issuer’s 2.9375% convertible senior subordinated notes due 2024 that such holders hold into the existing tender offer for such notes.
     The Issuer will pay interest on the New Notes on March 15 and September 15 of each year, beginning on September 15, 2009. The New Notes will mature on March 15, 2025.
     The New Notes may be converted into common shares of Lions Gate at any time before maturity, redemption or repurchase. In addition, under certain circumstances upon a “change in control”, the holders of New Notes will be entitled to receive a make whole premium. The initial conversion rate of the New Notes is 121.2121 common shares per $1,000 principal amount of notes (equivalent to a conversion price of approximately $8.25 per common share) subject to adjustment in certain circumstances.
     On or after March 15, 2015, the Issuer may redeem the New Notes, in whole or in part, at a price equal to 100% of the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of redemption. The Issuer may be required to repurchase the New Notes on March 15, 2015, 2018 and 2023 or upon a “designated event”, at a price equal to 100% of the principal amount of the New Notes to be repurchased plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of repurchase. Such dates are in each case as of a date three years later than the corresponding dates in the Existing Notes.
     Lions Gate will fully and unconditionally guarantee the payment of principal and interest on the New Notes and amounts payable upon repurchase on an unsecured senior subordinated basis. The New Notes and related guarantee will be subordinated in right of payment to the prior payment in full of the Issuer’s and Lions Gate’s senior debt.
     The Existing Notes are governed by the terms of an indenture dated February 24, 2005, by and among Lions Gate, the Issuer and an indenture trustee thereunder.
     A copy of the forms of the Indenture (including the forms of Note and Guarantee) and the Refinancing Exchange Agreement were filed as Exhibits T3C and T3E, respectively, to the Form T-3 that was filed by the Issuer and Lions Gate with the Securities and Exchange Commission on April 20, 2009 and are incorporated herein by reference in its entirety.
Item 3.02. Unregistered Sales of Equity Securities.
     The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). As described under Item 2.03 above (the contents of which are incorporated herein by reference in its entirety), pursuant to the terms of the Refinancing Exchange Agreements, approximately $66,581,000 aggregate principal amount of the Existing Notes will be refinanced and existing holders of such Existing Notes will be issued New Notes in the same aggregate principal amount by the Issuer in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act. The New Notes will be convertible at any time prior to maturity, redemption or repurchase, into common shares of Lions Gate at an initial conversion rate of 121.2121 common shares per $1,000 principal amount of the New Notes (equivalent to a conversion price of approximately $8.25 per common share), subject to adjustment in the event of certain circumstances as specified in the Indenture.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lions Gate Entertainment Corp. (Registrant)
Date: April 20, 2009	By:	/s/ Wayne Levin
		Name:	Wayne Levin
		Title:	General Counsel